    Press Release

UGI Reports Second Quarter Results and Updates Fiscal 2022 Guidance
May 4, 2022

VALLEY FORGE, PA - UGI Corporation (NYSE: UGI) today reported financial results for the fiscal quarter ended March 31, 2022.
HEADLINES

•Q2 GAAP diluted earnings per share ("EPS") of $4.32 and adjusted diluted EPS of $1.91 compared to GAAP diluted EPS of $2.33 and adjusted diluted EPS of $1.99 in the prior-year period.
•Year-to-date GAAP diluted EPS of $3.87 and adjusted diluted EPS of $2.84 compared to GAAP diluted EPS of $3.77 and adjusted diluted EPS of $3.17 in the prior-year period.
•Q2 reportable segments earnings before interest expense and income taxes1 ("EBIT") of $631 million compared to $630 million in the prior-year period.
•Strong balance sheet with available liquidity of approximately $1.9 billion as of March 31, 2022.
•On May 4, 2022, UGI's Board of Directors approved an increase to its quarterly dividend to $0.36 per share marking the 35th consecutive year of annual dividend increases.
•Updated Fiscal 2022 adjusted EPS guidance to a range of $2.90 - $3.002 per share.

“Despite ongoing macro-economic headwinds and the current geopolitical environment, our business demonstrated tremendous resiliency during the fiscal second quarter to deliver adjusted EBIT for our reportable segments of $631 million, which was fairly consistent with the prior fiscal year," said Roger Perreault, President and Chief Executive Officer of UGI Corporation. "Our natural gas businesses delivered strong results which reflected incremental earnings from Mountaineer and higher base rates at UGI Utilities. Higher LPG margins and disciplined expense control actions throughout the business partially offset the decline in energy marketing margin at UGI International and lower volumes at AmeriGas, largely stemming from customer service challenges experienced in the prior year and increased price sensitivity in the higher commodity cost environment.

“Given the fiscal year to date performance, we expect adjusted EPS for fiscal 2022 to be within a revised guidance range of $2.90 to $3.00. Our teams have implemented margin management and expense control actions which are expected to provide incremental benefits for the remainder of the fiscal year, significantly changing our fiscal 2022 earnings profile for the back half of the year when compared to our historical trend.

“We are focused on our strategy to deliver reliable earnings growth, invest in renewables and rebalance our portfolio. With that in mind, we have initiated a strategic review of the energy marketing business at UGI International. Separately, our Utilities segment remains on track to achieve yet another record capital investment year.

“Looking forward, we are optimistic about the opportunities ahead and believe UGI is well-positioned to build increasing value and long-term growth for its shareholders.”

KEY DRIVERS OF SECOND QUARTER RESULTS
•AmeriGas: Lower total margin due to 8% decline in retail volume; higher average LPG unit margins
•UGI International: Higher LPG total margin due to margin management efforts; lower energy marketing margin due to significant increases and volatility in commodity prices
•Midstream & Marketing: Total margin down $10 million, largely reflecting lower capacity management margin resulting from the timing of settlement of storage hedge contracts
•Utilities: EBIT up $52 million, largely driven by incremental earnings from Mountaineer, higher base rates and benefits from the Distribution System Improvement Charge (DSIC) at UGI Utilities

EARNINGS CALL AND WEBCAST
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss the quarterly earnings and other current activities at 9:00 AM ET on Thursday, May 5, 2022. Interested parties may listen to the audio webcast both live and in replay on the Internet at https://www.ugicorp.com/investors/financial-reports/presentations or by visiting the company website https://www.ugicorp.com and clicking on Investors and then Presentations. A telephonic replay will be available from 12:00 PM ET on May 5 through 11:59 PM ET May 12. The replay may be accessed toll free at 855-859-2056 and internationally at +1 404-537-3406, conference ID 9390638.

CONTACT INVESTOR RELATIONS
610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 7498
Shelly Oates, ext. 3202

ABOUT UGI
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, natural gas utilities in West Virginia, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing, including renewable natural gas, in the Mid-Atlantic region of the United States and California, and internationally in France, Belgium, the Netherlands and the UK.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

USE OF NON-GAAP MEASURES
Management uses "adjusted diluted earnings per share," a non-GAAP financial measure, when evaluating UGI's overall performance. Management believes that this non-GAAP measure provides meaningful information to investors about UGI’s performance because it eliminates the impact of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions and (2) other significant discrete items that can affect the comparison of period-over-period results. Volatility in net income at UGI can occur as a result of gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP").

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Tables on the last page reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above.

1 Reportable segments' earnings before interest expense and income taxes represents an aggregate of our operating segment level EBIT, as determined in accordance with GAAP.

2 Because we are unable to predict certain potentially material items affecting diluted earnings per share on a GAAP basis, principally mark-to-market gains and losses on commodity and certain foreign currency derivative instruments, we cannot reconcile fiscal year 2022 adjusted diluted earnings per share, a non-GAAP measure, to diluted earnings per share, the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules.

USE OF FORWARD-LOOKING STATEMENTS
This press release contains statements, estimates and projections that are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended). Management believes that these are reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results. Among them are adverse weather conditions (including increasingly uncertain weather patterns due to climate change) resulting in reduced demand, and the seasonal nature of our business; cost volatility and availability of all energy products, including propane and other LPG, natural gas, and electricity, as well as the availability of LPG cylinders; increased customer conservation measures; the impact of pending and future legal or regulatory proceedings, inquiries or investigations; liability for uninsured claims and for claims in excess of insurance coverage; political, regulatory and economic conditions in the United States, Europe and other foreign countries, including uncertainties related to the military conflict between Russia and Ukraine, and foreign currency exchange rate fluctuations (particularly the euro); the timing of development of Marcellus and Utica Shale gas production; the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business; our ability to successfully integrate acquired businesses and achieve anticipated synergies; the interruption, disruption, failure, malfunction, or breach of our information technology systems, and those of our third-party vendors or service providers, including due to cyber-attack; the inability to complete pending or future energy infrastructure projects; our ability to achieve the operational benefits and cost efficiencies expected from the completion of pending and future transformation initiatives, including the impact of customer disruptions resulting in potential customer loss due to the transformation activities; uncertainties related to global pandemics, including the duration and/or impact of the COVID-19 pandemic; the impact of proposed or future tax legislation, including the potential reversal of existing tax legislation that is beneficial to us; and our ability to overcome supply chain issues that may result in delays or shortages in, as well as increased costs of, equipment, materials or other resources that are critical to our business operations.

SEGMENT RESULTS ($ in millions, except where otherwise indicated)
AmeriGas Propane

For the fiscal quarter ended March 31,	2022	2021	Increase (Decrease)
Revenues	$1,048	$940	$108	11%
Total margin (a)	$503	$509	$(6)	(1)%
Operating and administrative expenses	$240	$233	$7	3%
Operating income/earnings before interest expense and income taxes	$227	$239	$(12)	(5)%
Retail gallons sold (millions)	329	356	(27)	(8)%
Heating degree days - % colder (warmer) than normal (b)	2.9%	(2.2)%
Capital expenditures	$36	$30	$6	20%
•Temperatures were 4.8% colder than the prior-year period.
•Retail gallons sold decreased 8% largely due to the continued impact of customer service challenges that occurred in Fiscal 2021 and increased price sensitivity in the higher commodity cost environment.
•Total margin decreased $6 million compared to the prior-year period, primarily due to lower retail volumes ($33 million), partially offset by higher average retail unit margins.
•Operating and administrative expenses increased $7 million largely due to higher general insurance ($6 million), vehicle fuel ($4 million) and bad debt reserves ($4 million), with partial offset from lower employee compensation and benefits ($7 million). Total operating and administrative expenses were also impacted by the inflationary cost environment.

UGI International

For the fiscal quarter ended March 31,	2022	2021	Increase (Decrease)
Revenues	$1,224	$834	$390	47%
Total margin (a)	$294	$343	$(49)	(14)%
Operating and administrative expenses (a)	$162	$164	$(2)	(1)%
Operating income	$111	$147	$(36)	(24)%
Earnings before interest expense and income taxes	$120	$149	$(29)	(19)%
LPG retail gallons sold (millions)	247	242	5	2%
Heating degree days - % warmer than normal (b)	(5.7)%	(3.4)%
Capital expenditures	$23	$18	$5	28%

UGI International base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. Differences in these translation rates affect the comparison of line item amounts presented in the table above. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. During the 2022 and 2021 three-month periods, the average unweighted euro-to-dollar translation rates were approximately $1.12 and $1.21, respectively, and the average unweighted British pound sterling-to-dollar translation rates were approximately $1.34 and $1.38, respectively.

•Retail volume increased 2% despite weather that was 4.9% warmer than the prior-year period, largely due to the recovery of certain bulk and autogas volumes that were negatively affected by the COVID-19 pandemic.
•Average propane wholesale selling prices in northwest Europe were approximately 59% higher than the prior-year period.
•Total margin decreased $49 million compared to the prior-year period, largely due to lower energy marketing margin and the translation effects of the weaker foreign currencies (approximately $20 million), partially offset by higher total LPG margins. The lower energy marketing margin was impacted by significant volatility in commodity costs and its effects on the unit margins of certain customer contracts.
•Operating income decreased $36 million compared to the prior-year period, largely due to lower total margin.
•Earnings before interest expense and income taxes decreased $29 million compared to the prior-year period due to the lower operating income, partially offset by higher realized gains on foreign currency exchange contracts ($5 million).

Midstream & Marketing

For the fiscal quarter ended March 31,	2022	2021	Increase (Decrease)
Revenues	$671	$484	$187	39%
Total margin (a)	$131	$141	$(10)	(7)%
Operating and administrative expenses	$30	$28	$2	7%
Operating income	$85	$90	$(5)	(6)%
Earnings before interest expense and income taxes	$90	$100	$(10)	(10)%
Heating degree days - % warmer than normal (b)	(2.8)%	(5.8)%
Capital expenditures	$10	$12	$(2)	(17)%

•Total margin decreased $10 million, primarily reflecting lower margins from capacity management and natural gas marketing, partially offset by higher peaking margins and incremental margin from the Stonehenge acquisition.
•Operating income decreased $5 million, primarily reflecting the decrease in total margin with partial offset from the absence of a contingent consideration adjustment related to the GHI acquisition in the prior-year.

Utilities

For the fiscal quarter ended March 31,	2022	2021	Increase
Revenues	$707	$442	$265	60%
Total margin (a)	$317	$238	$79	33%
Operating and administrative expenses	$91	$67	$24	36%
Operating income	$191	$142	$49	35%
Earnings before interest expense and income taxes	$194	$142	$52	37%
Gas Utility system throughput - billions of cubic feet
Core market	52	38	14	37%
Total	123	100	23	23%
Gas Utility heating degree days - % warmer than normal (b)	(3.4)%	(8.1)%
Capital expenditures	$101	$64	$37	58%

•Gas Utility service territory experienced temperatures that were 3.7% colder than the prior-year period.
•Core market and total gas utility volumes increased due to colder weather and incremental volume from Mountaineer.
•Total margin increased $79 million compared to the prior-year period, primarily reflecting the incremental margin from Mountaineer ($52 million), increased volumes due to colder weather, higher base rates, and a DSIC that was implemented effective April 1, 2021.
•Operating income increased $49 million compared to the prior-year period, largely reflecting the higher total margin, partially offset by higher operating and administrative expenses and higher depreciation expense both principally due to the incremental expenses attributable to Mountaineer.

(a)Total margin represents total revenue less total cost of sales. In the case of Utilities, total margin is also reduced by certain revenue-related taxes.
(b)Deviation from average heating degree days is determined on a 10-year period utilizing volume-weighted weather data.

REPORT OF EARNINGS – UGI CORPORATION
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2022	2021	2022	2021	2022	2021
Revenues:
AmeriGas Propane	$1,048	$940	$1,826	$1,606	$2,834	$2,455
UGI International	1,224	834	2,273	1,534	3,390	2,306
Midstream & Marketing	671	484	1,206	825	1,787	1,277
Utilities	707	442	1,126	742	1,463	1,050
Corporate & Other (a)	(184)	(119)	(292)	(194)	(401)	(252)
Total revenues	$3,466	$2,581	$6,139	$4,513	$9,073	$6,836
Earnings before interest expense and income taxes:
AmeriGas Propane	$227	$239	$313	$380	$318	$382
UGI International	120	149	202	285	234	318
Midstream & Marketing	90	100	172	159	203	186
Utilities	194	142	292	220	314	241
Total reportable segments	631	630	979	1,044	1,069	1,127
Corporate & Other (a)	717	69	308	145	1,328	297
Total earnings before interest expense and income taxes	1,348	699	1,287	1,189	2,397	1,424
Interest expense:
AmeriGas Propane	(38)	(40)	(79)	(80)	(158)	(161)
UGI International	(8)	(6)	(15)	(13)	(29)	(29)
Midstream & Marketing	(10)	(11)	(20)	(21)	(41)	(40)
Utilities	(16)	(14)	(32)	(28)	(60)	(55)
Corporate & Other, net (a)	(10)	(7)	(17)	(14)	(29)	(26)
Total interest expense	(82)	(78)	(163)	(156)	(317)	(311)
Income before income taxes	1,266	621	1,124	1,033	2,080	1,113
Income tax expense (b)	(332)	(132)	(286)	(241)	(567)	(227)
Net income including noncontrolling interests	934	489	838	792	1,513	886
Deduct net income attributable to noncontrolling interests	(1)	—	(2)	—	(2)	—
Net income attributable to UGI Corporation	$933	$489	$836	$792	$1,511	$886
Earnings per share attributable to UGI shareholders:
Basic	$4.44	$2.34	$3.98	$3.79	$7.21	$4.24
Diluted	$4.32	$2.33	$3.87	$3.77	$7.02	$4.23
Weighted Average common shares outstanding (thousands):
Basic	210,163	208,930	209,919	208,849	209,598	208,750
Diluted	215,928	210,092	215,936	209,863	215,216	209,527
Supplemental information:
Net income attributable to UGI Corporation:
AmeriGas Propane	$138	$150	$172	$224	$116	$167
UGI International	89	99	146	191	176	216
Midstream & Marketing	58	64	109	99	117	105
Utilities	134	99	197	148	193	141
Total reportable segments	419	412	624	662	602	629
Corporate & Other (a)	514	77	212	130	909	257
Total net income attributable to UGI Corporation	$933	$489	$836	$792	$1,511	$886

(a)    Corporate & Other includes specific items attributable to our reportable segments that are not included in profit measures used by our chief operating decision maker in assessing our reportable segments' performance or allocating resources. These specific items are shown in the section titled "Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI

and Adjusted Diluted Earnings Per Share" below. Corporate & Other also includes the elimination of certain intercompany transactions.
(b)    Income tax expense for the three, six and twelve months ended March 31, 2021 includes a $23 million income tax benefit from adjustments due to a step-up in tax basis in Italy as a result of Italian tax legislation.

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share

The following tables reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconcile diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to previously:

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2022	2021	2022	2021	2022	2021
Adjusted net income attributable to UGI Corporation (millions):
Net income attributable to UGI Corporation	$933	$489	$836	$792	$1,511	$886
Net gains on commodity derivative instruments not associated with current-period transactions (net of tax of $204, $22, $93, $53, $429 and $131, respectively)	(535)	(52)	(243)	(137)	(1,107)	(318)
Unrealized (gains) losses on foreign currency derivative instruments (net of tax of $(1), $4, $1, $(1), $4 and $(8), respectively)	—	(11)	(4)	4	(14)	20
Loss on extinguishment of debt (net of tax of $0, $0, $(3), $0, $(3) and $0, respectively)	—	—	8	—	8	—
Acquisition and integration expenses associated with the Mountaineer Acquisition (net of tax of $0, $0, $0, $(1), $(3) and $(1), respectively)	—	1	1	2	9	2
Business transformation expenses (net of tax of $0, $(5), $(1), $(9), $(19), and $(16), respectively)	2	14	3	27	50	46
Impairment of investment in PennEast (net of tax of $0, $0, $0, $0, $0 and $0, respectively)	—	—	—	—	93	—
Impact of change in Italian tax law	—	(23)	—	(23)	—	(23)
Impairment of customer relationship intangible (net of tax of $0, $0, $0, $0, $(5) and $0, respectively)	—	—	—	—	15	—
Loss on disposals of Conemaugh and HVAC (net of tax of $0, $0, $0, $0, $0 and $(15), respectively)	—	—	—	—	—	39
Restructuring costs (net of tax of $(5), $0, $(5), $0, $(5) and $0, respectively)	13	—	13	—	13	—
Total adjustments (1)	(520)	(71)	(222)	(127)	(933)	(234)
Adjusted net income attributable to UGI Corporation	$413	$418	$614	$665	$578	$652

Adjusted diluted earnings per share:
UGI Corporation earnings per share — diluted (2)	$4.32	$2.33	$3.87	$3.77	$7.02	$4.23
Net gains on commodity derivative instruments not associated with current-period transactions	(2.48)	(0.25)	(1.11)	(0.65)	(5.13)	(1.52)
Unrealized (gains) losses on foreign currency derivative instruments	—	(0.05)	(0.02)	0.02	(0.07)	0.10
Loss on extinguishment of debt	—	—	0.03	—	0.04	—
Acquisition and integration expenses associated with the Mountaineer Acquisition	—	—	—	0.01	0.04	0.01
Business transformation expenses	0.01	0.07	0.01	0.13	0.23	0.22
Impairment of investment in PennEast	—	—	—	—	0.43	—
Impact of change in Italian tax law	—	(0.11)	—	(0.11)	—	(0.11)
Impairment of customer relationship intangible	—	—	—	—	0.07	—
Loss on disposals of Conemaugh and HVAC	—	—	—	—	—	0.18
Restructuring costs	0.06	—	0.06	—	0.06	—
Total adjustments	(2.41)	(0.34)	(1.03)	(0.60)	(4.33)	(1.12)
Adjusted diluted earnings per share	$1.91	$1.99	$2.84	$3.17	$2.69	$3.11

(1)Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates.